Exhibit 5.1

KPMG LLP Chartered Accountants 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal, Québec H3A 0A3	Telephone (514) 840-2100 Fax (514) 840-2187 Internet www.kpmg.ca

AUDITORS’ CONSENT

The Board of Directors

Tembec Inc.

We consent to the use of our report dated November 12, 2010, except for Note 20, which is dated January 28, 2011, with respect to the consolidated balance sheets of Tembec Inc. as of September 25, 2010 and September 26, 2009, and the related consolidated statements of operations and deficit and cash flows for each of the years then ended, and our report dated November 12, 2010, except for the Reconciliation to United States GAAP Supplemental Note, which is dated December 14, 2010, with respect to the Reconciliation to United States GAAP for the years ended September 25, 2010 and September 26, 2009 of Tembec Inc., incorporated by reference in the Registration Statement on Form F-10 of Tembec Industries Inc. and to the reference to our firm under the heading “Independent Auditors” in the prospectus, which is part of this Registration Statement.

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

February 4, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.